UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 3, 2004

Date of report (Date of earliest event reported)

ENCORE MEDICAL CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-26538	65-0572565
(Commission File Number)	(IRS Employer Identification No.)

9800 Metric Blvd., Austin, Texas	78758
(Address of Principal Executive Offices)	(Zip Code)

(512) 832-9500

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 7. Financial Statements and Exhibits

(c) Exhibits.
99.1	Press Release dated May 3, 2004.

Item 9 – Regulation FD Disclosure (Item 12 – Results of Operations and Financial Condition)

On May 3, 2004, Encore Medical Corporation (the “Company”) issued a press release reporting its financial results for the quarter ended April 3, 2004. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is herby incorporated by reference.

In addition to being furnished pursuant to “Item 9. Regulation FD Disclosure” (“Item 9”) of Form 8-K, the information contained in this Form 8-K is being furnished pursuant to “Item 12. Results of Operations and Financial Condition,” under Item 9 of Form 8-K, as directed by the United States Securities and Exchange Commission in Release No. 34-47583.

The information in this Form 8-K and the Exhibit attached hereto shall be deemed “furnished” and not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any Company filing under the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE MEDICAL CORPORATION

Date: May 3, 2004	By:	/s/ Harry L. Zimmerman
Harry L. Zimmerman
Executive Vice President – General Counsel

Exhibit No. 99.1

For:	Encore Medical Corporation	FOR IMMEDIATE RELEASE
Contact:	Harry L. Zimmerman, Executive Vice President
- General Counsel
(512) 832-9500
Harry_Zimmerman@encoremed.com

Euro RSCG Life NRP
Investors: Susan Noonan (212) 845-4258
Media: Brian Ritchie (212) 845-4269
news@eurorscg.com

ENCORE MEDICAL REPORTS FIRST QUARTER RESULTS - STRONG SURGICAL
DIVISION GROWTH
RECORD SALES, IMPROVED MARGINS AND CONTINUED PROFITS HIGHLIGHT QUARTER

May 3, 2004, Austin, Texas – Encore Medical Corporation (NASDAQ: ENMC) today reported record sales of $31.0 million for the first quarter ended April 3, 2004, compared to $26.4 million in the first quarter of 2003, an increase of 18 percent. Operating income increased 34 percent to $2.5 million for the first quarter of 2004 from $1.9 million in the first quarter of 2003. Additionally, net income improved significantly to $1.6 million in the first quarter of 2004 from $42,000 in the first quarter of 2003. Encore reported $0.04 earnings per fully diluted share in the first quarter of 2004 an increase from $0.00 in the first quarter of 2003, despite the number of fully diluted shares outstanding increasing approximately 66 percent year-over-year because of the successful completion of two public offerings of the Company’s common stock in the second half of 2003. These results highlight Encore’s continued progress in growing revenues and leveraging operating and net income.

Both of the Company’s divisions contributed significantly to the 18 percent increase in total sales. The Surgical Implant Division sales in the first quarter of 2004 increased 27 percent over 2003 results, growing to $10.8 million from $8.5 million. Domestic sales drove this division’s increase, growing 37 percent to $9.7 million from $7.1 million. This division continues to focus on building the United States sales force for reconstruction, trauma, and spinal products and had 135 representatives at the end of the quarter, compared to 115 at the end of 2003. In addition to the growth in the sales force, the Surgical Implant Division is beginning to see the positive effects of increased sales from the new products it introduced last year, the 3DKnee™ and the Reverse® Shoulder Prosthesis. Also, the Company is in the process of rolling out its Keramos™ ceramic acetabular cup and is seeing growing market acceptance for this product. For Encore’s Orthopedic Rehabilitation Division, sales of $20.3 million during the first three months of 2004 compare to sales of $17.9 million for the first quarter of 2003, representing a 13 percent increase. Domestic sales in this division increased 11 percent to $17.5 million from $15.8 million and sales outside the United States improved 40 percent to $2.8 million from $2.0 million. This strong increase in international sales is primarily the result of the market penetration by the electrotherapy product line, which was modified during 2003 to position it to be sold in the European markets.

Consolidated gross margin as a percentage of sales increased 2.4 percentage points to 51.4 percent in 2004 from 49.0 percent in 2003. In actual dollars the increase was $3.0 million, as the first quarter of 2004 gross margin was $16.0 million as compared to $12.9 million for the first quarter of 2003. Both divisions contributed to gross margin improvement in 2004 over 2003. The Surgical Implant Division increased its gross margin to 71.2 percent from 69.8 percent and the Orthopedic Rehabilitation Division increased to 40.9 percent from 39.1 percent continuing Encore’s improvement in gross margins in its operating divisions for the past two years.

Operating income not only improved on an absolute basis, but Encore was able to improve its operating margin as a percentage of sales to 8.2 percent in the first quarter of 2004 from 7.2 percent in the first quarter of 2003. The Company achieved these operating margin improvements despite increasing its research and development expenses by approximately 36 percent to $1.7 million in the first quarter of 2004 from $1.2 million in the first quarter of 2003. The Company believes this additional focus and investment in research and development will contribute to Encore’s long term growth

An additional factor in the improved results from Encore was the significant reduction in interest expense resulting from the repayment of substantially all of Encore’s long-term debt from the proceeds of two public offerings Encore completed in the last half of 2003. Interest expense for the first quarter of 2004 was $189,000 as compared to $1.9 million during the first quarter of 2003. Not only did these offerings improve Encore’s financial condition, liquidity and operating results, but they also provided Encore with a solid and growing base of institutional investors.

“We are quite pleased with our achievements during the first quarter,” said Kenneth W. Davidson, Chief Executive Officer of Encore. “Sales in each of our divisions continue to increase, our gross margin continues to improve, and our operating income continues to grow. The best news is that these improvements carry all the way down to our bottom line.”

“With a solid first quarter performance, we remain confident in our ability to achieve sales for the full year 2004 of between $118 and $122 million, absent any future acquisitions, and in our capacity to attain 2004 operating income of between $10.5 and $12 million,” concluded Mr. Davidson.

Encore Medical Corporation’s 2004 Annual Shareholder Meeting will take place on Tuesday, May 18, 2004 at 10:00 a.m. at the University Club, One West 54th Street, New York, New York. Please call 512-832-9500 with any questions.

Encore’s management will host a conference call at 9:00 a.m. Central Time, Monday, May 3, 2004 to discuss its first quarter results. Interested parties may participate by linking to the web cast at: www.encoremed.com. Please login at least 15 minutes before the call to register, download and install any necessary audio software.

Encore Medical Corporation is a diversified orthopedic company that designs, manufactures, markets and distributes a comprehensive range of high quality orthopedic devices, sports medicine equipment and related products for the orthopedic industry. Based in Austin, Texas, Encore sells its products to orthopedic surgeons, physical and occupational therapists and other orthopedic specialists who use its products to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports related injuries. Encore offers a comprehensive suite of reconstructive joint products, trauma products and spinal implants. Through its Orthopedic Rehabilitation Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States and markets a complete line of orthopedic soft goods, patient safety devices, and pressure care products. Encore is known for producing high quality, innovative products and continues to develop new products to meet the needs of the orthopedic community. For more information, visit www.encoremed.com.

# # #

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to grow the distribution networks for the Company’s products, the ability to continue to obtain long-term financing, and the ability to locate and integrate future acquisitions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Encore Medical Corporation

Financial Highlights

For The Quarter Ended April 3, 2004

(in thousands, except share and per share data)

	Quarter Ended
	4/03/04		3/29/03
	$	%	$	%
Sales	$31,044	100.0%	$26,392	100.0%

Cost of goods sold	15,089	48.6%	13,448	51.0%

Gross margin	15,955	51.4%	12,944	49.0%
Operating expenses
Research and development	1,669	5.4%	1,231	4.6%
Selling, general and administrative	11,738	37.8%	9,808	37.2%

Operating income	2,548	8.2%	1,905	7.2%

Interest income	132	0.4%	29	0.1%
Interest expense	(189)	(0.6%)	(1,908)	(7.2%)
Other income	6	0.0%	76	0.3%

Income before taxes	2,497	8.0%	102	0.4%

Provision for income taxes	944	3.0%	60	0.2%

Net income	$1,553	5.0%	$42	0.2%

Basic earnings per common share	$0.04		$0.00

Diluted earnings per common share	$0.04		$0.00

Basic weighted average number of shares outstanding	42,723		10,668

Diluted weighted average number of shares outstanding	44,334		26,663[1]

1Includes common stock outstanding, approximately 13.2 million shares of common stock issuable upon the conversion of the Company's Series A Preferred Stock, and approximately 3.6 million shares of common stock issuable upon the exercise of options or the conversion of warrants.